UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 9, 2011

CHINA RITAR POWER CORP.

 (Exact name of registrant as specified in its charter)

Nevada	000-25901	87-0422564
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 405, Tower C, Huahan Building,
16 Langshan Road, North High-Tech Industrial Park,
Nanshan District,
Shenzhen, China, 518057
 (Address of Principal Executive Offices)

(86) 755-83475380
Registrant’s Telephone Number, Including Area Code:

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2011, Mr. Charles Mo resigned as an independent director of China Ritar Power Corp. (the “Company”). Mr. Mo’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On June 14, 2011, the Company’s Board of Directors appointed Mr. Paul K.S. Chiu to fill the vacancy on the Board left by Mr. Mo’s resignation, and serve as a director of the Company.   The Board also appointed Mr. Chiu to serve on the Company’s Audit Committee, Compensation Committee and Governance and Nominating Committee.   Mr. Chiu will serve as Chairman of the Audit Committee.   Mr. Chiu will receive an annual director fee of $12,000 per year and be reimbursed for reasonable expenses incurred in attending Board and committee meetings.

Paul K.S. Chiu, age 66, has served as the Director in charge of compliance at Wai Chong Company, a gold dealer company, from January 2011 to the present. From December 2005 to December 2010, Mr. Chiu served as a Consultant responsible for Securities and Exchange Commission compliance at Lightscape Technologies Inc., an outdoor media advertising company and supplier of LED products and solutions.  Mr. Chiu received a Bachelor of Commerce from the University of Ottawa and an MBA from the University of British Columbia. He is a Canadian Chartered Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Ritar Power Corp.

Date: June 14, 2011	By:	/s/ Jiada Hu
Jiada Hu
Chief Executive Officer